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                                                                     EXHIBIT 4.1

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------


     Amendment, dated as of December 13, 2000 ("Amendment"), to the Rights Agreement, dated as of November 11, 1998 (the "Rights Agreement"), between Essex Property Trust, Inc., a Maryland corporation (the "Company"), and Fleet National Bank (A/K/A BankBoston, N.A.), a national banking association (the "Rights Agreement").

     Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with such Section 27. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION 1.  Defined Terms.  Capitalized terms used and not defined herein
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shall have the meanings assigned to such terms in the Rights Agreement.

     SECTION 2.  Amendments.
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     (a) The Rights Agreement is hereby amended by deleting Section 23(c)
thereof in its entirety.

     (b) Exhibit B to the Rights Agreement is hereby amended by deleting from the sixth paragraph thereof the sentence "The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest."

     (c) Exhibit C to the Rights Agreement is hereby amended by deleting from the tenth paragraph thereof the sentence "The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest."

     SECTION 3.  Counterparts.  This Amendment (a) may be executed in two or
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more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, (b) shall be effective only in this specific instance for the specific purpose set forth herein, and (c) does not allow any other or further departure from the terms of the Rights Agreement, which terms shall continue in full force and effect. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Attest:                                          ESSEX PROPERTY TRUST, INC.


By:  /S/ Jordan E. Ritter                        By:  /S/ Michael J. Schall
     --------------------                             ---------------------
Name:   Jordan E. Ritter                         Name:   Michael J. Schall
Title:  Corporate Secretary                      Title:  Chief Financial Officer




Attest:                                          FLEET NATIONAL BANK (A/K/A
                                                 BANKBOSTON, N.A.)



By:                                             By:
   --------------------------------                -----------------------------
Name:                                           Name:
Title:                                          Title:

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